Exhibit 99.1

Innotrac Corporation Announces 2008 Second Quarter Results

ATLANTA, GA (August 11, 2008) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the second quarter and six months ended June 30, 2008.  The Company reported revenues of $29.5 million for the quarter versus $28.1 million reported in the comparable period in 2007, an increase of 5.3%.  For the six months ended June 30, 2008, the Company reported revenues of $62.2 million compared to $55.8 million for the same period in 2007, an increase of 11.5%.  The increase in revenue for the three and six months ended June 30, 2008 was primarily due to the addition of several new direct marketing clients and increased revenue from existing clients in our eCommerce, DSL and direct marketing verticals.  These increases were offset by a decrease in revenues from our B2B and telecom verticals.

The Company reported net income of $995,000, or $0.08 per share, fully diluted, for the three months ended June 30, 2008, versus net income of $45,000, or breakeven on a per share basis, in the comparable period of 2007.  For the six months ended June 30, 2008, the Company reported net income of $1.9 million, or $0.15 per share, compared to a net loss of $749,000, or $0.06 loss per share, in the same period in 2007.

Conference Call

Innotrac Corporation will hold a conference call to discuss this release this afternoon, August 11, 2008 at 5:00 PM Eastern Daylight Time.  Investors can listen to the conference call live by dialing 1-877-569-0972 (Conference ID: 58999439) or by logging on to www.innotrac.com and clicking on “Webcasts and Presentations” in the “Investor Relations” section.  The Webcast will be archived and available at the same Web address.  Additionally, an audio playback will be available for 48-hours at 1-800-642-1687 (Conference ID: 58999439).

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2007 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Service revenue	$23,418	$22,533	$48,888	$44,649
Freight revenue	6,109	5,521	13,351	11,180
Total revenue	29,527	28,054	62,239	55,829

Cost of service revenues	10,559	10,325	22,657	20,716
Freight expense	6,016	5,468	13,265	11,030
Selling, general and
administrative expenses	10,583	10,737	21,662	21,901
Depreciation and amortization	1,021	1,317	2,072	2,602
Total operating expenses	28,179	27,847	59,656	56,249
Operating income (loss)	1,348	207	2,583	(420)
Interest expense	353	162	726	329
Total other expense	353	162	726	329
Income (loss) before income taxes	995	45	1,857	(749)
Income tax	-	-	-	-
Net income (loss)	$995	$45	$1,857	$(749)

Earnings per share:
Basic	$0.08	$0.00	$0.15	$(0.06)
Diluted	$0.08	$0.00	$0.15	$(0.06)

Weighted average shares
outstanding:
Basic	12,320	12,282	12,320	12,281
Diluted	12,418	12,283	12,403	12,281

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$343	$1,079
Accounts receivable (net of allowance for doubtful accounts of $235 at June 30, 2008 and $288 at December 31, 2007)	21,342	28,090
Inventory	822	599
Prepaid expenses and other	1,594	1,100
Total current assets	24,101	30,868

Property and equipment, net	17,045	17,702
Goodwill	25,169	25,169
Other assets, net	1,105	1,192

Total assets	$67,420	$74,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,294	$14,050
Line of credit	5,220	6,168
Term loan	5,000	5,000
Accrued expenses and other	5,000	5,708
Total current liabilities	21,514	30,926

Noncurrent Liabilities:
Other non-current liabilities	954	993
Total noncurrent liabilities	954	993

Total shareholders' equity	44,952	43,012

Total liabilities and shareholders' equity	$67,420	$74,931

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,857	$(749)
Adjustments to net income (loss):
Depreciation and amortization	2,072	2,602
Provision for bad debts	(50)	(21)
Amortization of deferred compensation-stock options	46	51
Amortization of deferred compensation-restricted stock	37	-
Stock issued to settle employee stock bonus	-	111
Changes in working capital:
Accounts receivable, gross	6,798	2,896
Inventory	(223)	645
Prepaid assets and other	(407)	(329)
Accounts payable, accrued expenses and other	(8,506)	(2,546)
Net cash provided by operating activities	1,624	2,660

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,412)	(2,737)
Installment payment on previous acquisition of business	-	(800)
Cash used in investing activities	(1,412)	(3,537)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under line of credit	(948)	418
Loan commitment fees	-	(10)
Cash used in financing activities	(948)	408

Net decrease in cash	(736)	(469)
Cash, beginning of period	1,079	1,014
Cash, end of period	$343	$545